Exhibit 10.15

Loan Agreement

Lender: Friend Sourcing Ltd, Hong Kong Business Registration Certificate Number: 69815975

Borrower: Hong Kong Takung Art Co., Ltd., Hong Kong Business Registration Certificate Number: 60371506

The two parties have signed this contract after full negotiation.

Article 1, the borrower borrows RMB 14.000,000 yuan equivalent in Hong Kong dollars (for exchange rate calculations, please refer to the memorandum) due to the needs of capital turnover, and the lender pays all the money to the borrower after deducting the interest in accordance with Article 2. The loan period is up to 1 year. The loan will be paid in three installments, the first installment is RMB5,000,000 yuan equivalent in Hong Kong dollars; the second installment is RMB5,000,000 yuan equivalent in Hong Kong dollars; and the third installment is rmb4,000,000 yuan equivalent in Hong Kong dollars.

Article 2: During the loan period, the borrower shall pay interest to the lender based on the actual loan period and the annual interest rate of 8%. The interest within the actual loan period must be paid on the day when the loan period begins, and the lender will deduct it from the loan principal.

Article 3: Upon expiration of the loan period, the borrower shall return the principal of RMB14,000,000 yuan equivalent to Hong Kong dollars (for exchange rate calculation, please refer to the memorandum) in one lump sum, and the borrower is allowed to return in Hong Kong dollars or equivalent RMB (i.e. 1,4000.000.00 RMB). Upon consent of both parties, the loan period can be shortened or extended.

Article 4, this contract is in duplicate, the lender and the borrower each hold one copy, both of which have the same effect

Article 5: This contract will take effect on the day it is signed by both parties.

Friend Sourcing Ltd
/s/ Friend Sourcing Ltd (stamp)	Date: 2019/6/13

Hong Kong Takung Art Co., Ltd.
/s/ Hong Kong Takung Art Co., Ltd. (stamp)	Date: 2019/6/13